Exhibit 10.2

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement is entered into by and between Cypress Semiconductor Corporation (“Cypress” or “the Company”), and Hassane El-Khoury (“Executive”), effective as of December 3, 2018 (the “Effective Date”). In consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:
1.EMPLOYMENT.
1.1Position. Subject to the terms and conditions set forth herein, the Company agrees to employ Executive as its President and Chief Executive Officer.
1.2Duties. Executive shall diligently, and to the best of his ability, perform all such duties normally incident to the position of President and Chief Executive Officer, as well as other duties and responsibilities that may be assigned by the Board of Directors of the Company. Executive will use his best efforts to promote the interests of the Company. As a Cypress employee, Executive is required to follow all of Cypress’ policies, including but not limited to Cypress’ Code of Business Conduct and Ethics.
1.3Time to be Devoted to Employment. Executive shall devote his full time and energy to the business of the Company. Executive hereby represents that he is not a party to any agreement which would be an impediment to entering into this Amended and Restated Employment Agreement and that he is permitted to enter into this Amended and Restated Employment Agreement and perform the obligations hereunder.
1.4At-Will Employment. Executive’s employment with Cypress will be at-will. This means that Executive or Cypress can end Executive’s employment at any time, with or without cause or advance notice. No one other than the Executive Vice President of Human Resources (after authorization from the Board or an authorized Committee of the Board) has the authority to change this arrangement or make any agreement to the contrary. Any such agreement must be in writing, must be signed by the Executive Vice President of Human Resources, and must express clear intent to alter the at-will nature of Executive’s employment relationship.
1.5Original Employment Agreement and Offer Letter Superseded. This Amended and Restated Employment Agreement completely replaces and supersedes the (a) Employment Agreement dated as of November 30, 2016 between Executive and the Company (the “Original Employment Agreement”) and (b) the offer letter dated August 10, 2016 (the “Offer Letter”) between Executive and the Company. Therefore, Executive will no longer be entitled to any payments or benefits under the Original Employment Agreement and the Offer Letter.
2.COMPENSATION AND BENEFITS.
2.1Annual Salary. In consideration of and as compensation for the services agreed to be performed by Executive hereunder, the Company agrees to pay Executive an annual base salary of no less than $700,000, payable in accordance with the Company’s regular payroll schedule (“Base Salary”), less applicable withholdings and deductions. The Base Salary will be subject to increase, but not decrease, at the sole discretion of the Board of Directors of the Company.
2.2Incentive Program. Executive will be a participant in the Cypress Incentive Program (“CIP”). Executive’s target incentive effective June 2018 will be 140 percent of Executive’s Base Salary. Executive’s actual incentive payment, if any, will be based on both Company and individual performance. Payment of any incentive will be at the sole discretion of the Board of Directors of the Company.
2.3Stock. As the President and CEO of Cypress, Executive will be eligible for annual grants under the Cypress LTI Grant Program, as may be determined by the Board in its discretion. The LTI Grant Program has historically included grants of both time-based and performance-based RSUs that vest over a multi-year time period. Any equity compensation awards made to Executive will be subject to the terms and conditions of the written award agreement that will be provided to Executive for each grant, as such terms and conditions are determined by the Board or an authorized Committee of the Board in its discretion.
2.4Participation in Benefit Plans. During the Executive’s employment, Executive shall be entitled to participate in the Company’s health insurance, life insurance and disability insurance plans to the extent permitted by law, that may from time to time be available to other executive officers of the Company. The Company reserves the right to amend, modify or terminate any employee benefits at any time for any reason.
2.5Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive on behalf of the Company during Executive’s employment, provided that: (i) such reasonable expenses are ordinary and necessary business expenses incurred on behalf of the Company, other than automobile mileage, and (ii) Executive provides the Company with itemized accounts, receipts and other documentation for such reasonable expenses as are required by the Company, and (iii) Executive otherwise satisfies the requirements of the Company expense reimbursement policy as it may be in effect from time to time.
3.TERMINATION OF EMPLOYMENT.
3.1Method of Termination. Executive’s employment shall terminate upon the first of the following to occur:
(i)Executive’s death;
(ii)Date that written notice is deemed given or made by the Company to Executive that as a result of any physical or mental injury or disability, he is unable to perform the essential functions of his job, with or without reasonable accommodation. Such notice may be issued when the Company has reasonably determined that Executive has become unable to perform substantially his services and duties hereunder with or without reasonable accommodation because of any physical or mental injury or disability, and that it is reasonably likely that he will not be able to resume substantially performing his services and duties on substantially the terms and conditions as set forth in this Amended and Restated Employment Agreement;

(iii)Date that written notice is deemed given or made by the Company to Executive of termination for “Cause” provided that such written notice shall specify in reasonable detail the basis for such termination. For purposes of this Amended and Restated Employment Agreement, “Cause” shall mean any one of the following: (a) Executive’s theft, dishonesty or falsification of any employment or Company records that is not trivial in nature; (b) malicious or reckless disclosure of the Company’s confidential or proprietary information; (c) commission of any immoral or illegal act or any gross or willful misconduct, where a majority of the disinterested members of the Board reasonably determines that such act or misconduct has (1) seriously undermined the ability of the Board or the Company’s management to entrust Executive with important matters or otherwise work effectively with Executive, (2) contributed to the Company’s loss of significant revenues or business opportunities, or (3) significantly and detrimentally effected the business or reputation of the Company or any of its subsidiaries; and/or (d) the willful failure or refusal by Executive to follow the reasonable and lawful directives of the Board, provided such failure or refusal continues after Executive’s receipt of reasonable notice in writing of such failure or refusal and an opportunity of not less than fifteen (15) days to correct the problem. For purposes of this Amended and Restated Employment Agreement, no act or failure to act shall be deemed willful unless done, or failed to be done, intentionally and in bad faith;
(iv)Date of Executive’s “Voluntary Resignation for Good Reason” which means a resignation within ninety (90) days of one or more of the following events which occurs without Executive’s consent and which remains uncured thirty (30) days after Executive’s delivery to the Company of written notice thereof (a) a material reduction in Executive’s duties, authority and responsibilities; (b) a material reduction by the Company in Executive’s base salary or target annual cash incentive bonus, in either case as in effect immediately prior to such reduction; (c) the Company’s material breach of any of its obligations under this Amended and Restated Employment Agreement or any offer letter or employment agreement between the Company and Executive, and (d) relocation without Executive’s written consent, to a facility or location fifty (50) miles from the Company’s current headquarters in San Jose, California;
(v)Date of Executive’s resignation or voluntary departure without Good Reason; or
(vi)Date that written notice is deemed given or made by the Company to Executive of Executive’s termination without “Cause.”
Nothing herein alters Executive and the Company’s separate right to terminate the employment relationship at any time, for any reason, with or without cause.
3.2Effect of Termination Without Cause or Voluntary Resignation With Good Reason. If Executive’s employment is terminated involuntarily by the Company other than for Cause (and not due to Executive’s death or disability), or by Executive pursuant to a Voluntary Termination for Good Reason, and in both cases only if Executive executes and does not revoke a general release of claims (which release is satisfactory to the Company in the Company’s sole discretion) against the Company and its affiliates within 60 days after the date of Executive’s termination of employment (so that the release becomes irrevocable no later than the 60th day after Executive’s termination), then the Company shall provide Executive with the benefits set forth below:

(i)Cash Award. A lump sum payment in an amount equal to the sum of: (x) Executive’s monthly base salary immediately prior to such employment termination multiplied by twenty-four (24) months (without regard to any reduction in base salary that may have served as the basis for Voluntary Termination for Good Reason); and (y) Executive’s target annual CIP bonus amount for twenty-four (24) months, in addition to any other earned but unpaid compensation due through the date of such termination (without regard to any reduction in target annual cash bonus opportunity that may have served as the basis for Voluntary Termination for Good Reason).
Notwithstanding the above, Executive shall not be paid any pro-rated bonus or incentive which has not otherwise been earned and paid on the date of termination of employment, but instead shall only get two years of bonus as described in (y) above. This lump sum payment is to be paid on the sixty-first (61st) day after the effective date of the employment termination.
(ii)Acceleration of Vesting of Equity Awards; Exercise Period.
(a)    Awards Granted Prior to the Effective Date. Executive's then-outstanding equity-based compensation awards that were granted prior to the Effective Date of this Amended and Restated Employment Agreement shall become vested to the extent provided by Section 3.2(ii) of the Original Employment Agreement.
(b)     Awards Granted After the Effective Date. One-hundred percent (100%) of the then-unvested portion of all of Executive’s then-outstanding equity-based compensation awards that were granted after the Effective Date of this Amended and Restated Employment Agreement shall become vested, at the 100% target level in the case of equity-based compensation awards the vesting of which is conditioned on the attainment of performance targets (and not solely on the continued service of Executive) (such awards, “Performance Vesting Awards”); provided, however, that, if the terms of any such Performance Vesting Award include a different severance acceleration formula that applies in the circumstances of the employment termination, then such formula will control the vesting of such award; and provided further, however, that in the absence of such a formula if the employment termination occurs after the completion of a performance period but prior to the scheduled vesting date for such period (such as a termination in January or February of a typical year) then such Performance Vesting Award shall vest at the 100% target level or at the amount actually earned based on performance for the completed period, whichever is greater.
(c)    Exercise Period. Notwithstanding any provision in this Amended and Restated Employment Agreement or the award agreement to the contrary, if Executive’s termination of employment entitles Executive to vesting under this Section 3.2(ii), then any vested options (including, but not limited to, options accelerated pursuant to this Section 3.2(ii)), shall be exercisable for up to twelve (12) months following such termination (or until the original expiration date of such options or the cancellation of the options pursuant to the terms of the Company equity compensation plan pursuant to which they were granted, if earlier).
(d)    409A. To the extent required to avoid imposition of any additional tax or income recognition under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), equity-based compensation awards shall be paid or settled at the same time or times that the awards otherwise would have been paid or settled in the absence of this Section 3.2(ii).
(iii)Benefits Continuation. For twenty-four (24) months following the effective date of the employment termination, the Company shall pay directly, on Executive’s behalf, or reimburse Executive in twenty-four (24) monthly installments, at the Company’s option, for premium costs incurred by Executive and Executive’s dependents for continued health, dental, vision, and EAP coverage under the applicable plans maintained by the Company for a coverage period of twenty-four (24) months following the effective date of the employment termination.
For the avoidance of doubt and notwithstanding any contrary provision of this Employment Agreement, Executive will not be entitled to any of the payments and benefits described in 3.2(i) through 3.2(iii) above unless the above-described release of claims becomes effective and irrevocable no later than the 60th day after Executive’s termination of employment.
3.3Effect of Termination for Cause or Resignation without Good Reason. If Executive’s employment is terminated for Cause, or Executive resigns his employment other than for Good Reason, then Executive will be paid his base salary through the date of his termination, and will not be eligible to receive any severance, accelerated stock vesting, benefit continuation, or other compensation.
3.4Resignation as an Officer and Director. In the event Executive’s employment with the Company terminates for any reason, Executive will be deemed to immediately resign all positions (including, but not limited to, as an officer and/or director) of the Company and all affiliates. Executive agrees to execute all documents reasonably requested by the Company in order to effect such resignation(s).
4.CONFIDENTIAL INFORMATION.
4.1Executive understands that the Company and its affiliates possess Proprietary Information (as defined below) which is important to its business and that this Amended and Restated Employment Agreement creates a relationship of confidence and trust between Executive and the Company and its affiliates with regard to Proprietary Information. Nothing in this Section 4 shall be deemed modified or terminated in the event of the termination or expiration of this Amended and Restated Employment Agreement.
4.2For purposes of this Amended and Restated Employment Agreement, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Company and its affiliates and predecessors, or is developed, created, learned, or discovered by Executive while performing services under this Amended and Restated Employment Agreement, or which became or will become known by, or was or is conveyed to the Company and its affiliates which has commercial value in the Company’s and its affiliates’ business. “Proprietary Information” includes, but is not limited to, trade secrets, ideas, techniques, business, finances, strategy, product, or franchise development plans, customer information, franchisee information and any other information concerning the Company’s and its affiliates’ actual or anticipated business, development, personnel information, or which is received in confidence by or for the Company and its affiliates from any other person. “Proprietary Information” also includes all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is identified as Proprietary Information. Notwithstanding the foregoing, Proprietary Information shall not include any such information which Executive can establish (i) was publicly known or made generally available prior to the time of disclosure by the Company to Executive; (ii) becomes publicly known or made generally available after disclosure by the Company to Executive through no wrongful action or omission by Executive; or (iii) is in Executive’s rightful possession, without confidentiality obligations, at the time of disclosure by the Company as shown by Executive’s then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception. Executive understands that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.
4.3At all times, both during the term of this Amended and Restated Employment Agreement and after its termination, Executive will keep in the strictest confidence and trust, and will take all reasonable precautions to prevent any unauthorized use or disclosure of Company Proprietary Information. Executive will not (i) use Company Proprietary Information for any purpose whatsoever other than for the benefit of the Company in the course of Executive’s employment, or (ii) disclose Proprietary Information to any third party without the prior written authorization of the Board. Executive agrees that Executive obtains no title to any Proprietary Information, and that as between Company and Executive, the Company retains all Proprietary Information as the sole property of the Company. Executive understands that Executive’s unauthorized use or disclosure of Proprietary Information during Executive’s employment may lead to disciplinary action, up to and including, immediate termination and legal action by the Company. Executive understands that Executive’s obligations under this Section 4 shall continue after termination of Executive’s employment and also that nothing in this Amended and Restated Employment Agreement prevents Executive from engaging in Protected Activity, as described below.
4.4Executive understands that the Company and its affiliates possess or will possess “Company Documents” which are important to its business. For purposes of this Amended and Restated Employment Agreement, “Company Documents” are documents or other media that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company and its affiliates, whether such documents have been prepared by Executive or by others. “Company Documents” include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, personnel files, tapes or printouts and other printed, typewritten or handwritten documents. All Company Documents are and shall remain the sole property of the Company. Executive agrees not to remove any Company Documents from the business premises of the Company or deliver any Company Documents to any person or entity outside the Company, except as required to do in connection with performance of the services under this Amended and Restated Employment Agreement. Executive further agrees that, immediately upon the Company’s request and in any event upon completion of Executive’s services, Executive shall deliver to the Company all Company Documents, apparatus, equipment and other physical property or any reproduction of such property.
4.5Executive understands that nothing in this Amended and Restated Employment Agreement shall in any way limit or prohibit Executive from engaging in any Protected

Activity. For purposes of this Amended and Restated Employment Agreement, “Protected Activity” means filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding, in making any such disclosures or communications, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Proprietary Information to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. In addition, Executive hereby acknowledges that the Company has provided Executive with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit A.
4.6Executive agrees he is bound by the Company’s standard Patent and Confidentiality Agreement that he previously signed.
5.RESTRICTIVE COVENANTS.
During Executive’s employment:
5.1Executive shall devote substantially all of his time and energy to the performance of Executive’s duties described herein, except during periods of illness or vacation.
5.2Executive shall not directly or indirectly provide services to or through any person, firm or other entity other than the Company, unless otherwise authorized by the Company in writing.
5.3Notwithstanding the foregoing, Executive shall have the right to perform such incidental services as are necessary in connection with (i) his private passive investments, but only if Executive is not obligated or required to (and shall not in fact) devote any managerial efforts which interfere with the services required to be performed by him hereunder, (ii) his charitable or community activities or (iii) participation in trade or professional organizations, but only if such incidental services do not significantly interfere with the performance of Executive’s services hereunder. For the avoidance of doubt, during the Employment Term, Executive shall not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any enterprise which is engaged in any business competitive with that which the Company is at the time conducting or proposing to conduct; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than two percent (2%) of an outstanding class of publicly traded securities of any corporation or other enterprise which is not, at the time of such investment, engaged in a business geographically competitive with the Company’s business.
5.4During the term of this Amended and Restated Employment Agreement, and for one year thereafter, Executive will not directly or indirectly encourage or solicit any employee of the Company or any affiliate to leave their employment at the Company or any affiliate for any reason.
6.MISCELLANEOUS.
6.1Withholdings; Internal Revenue Code Section 409A. Notwithstanding any contrary provision of this Amended and Restated Employment Agreement, all payments and other compensation under this Amended and Restated Employment Agreement, including but not limited to any severance payments and benefits, will be subject to applicable tax and other withholdings. The payments and benefits in this Amended and Restated Employment Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Code so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A. To the extent practicable, any ambiguities in this Amended and Restated Employment Agreement will be interpreted to be so exempt or otherwise comply with Section 409A. Notwithstanding any contrary provision of this Amended and Restated Employment Agreement, if and to the extent necessary to avoid subjecting Executive to an additional tax under Section 409A, payment of all or a portion of the severance payments and benefits under this Amended and Restated Employment Agreement and any other separation-related deferred compensation (within the meaning of Section 409A) payable in the first 6 months after Executive’s termination of employment will be delayed until the date that is 6 months and 1 day following Executive’s separation date (other than in the event that Executive’s termination is due to Executive’s death or as otherwise permitted under Section 409A), and all subsequent payments and benefits, if any, will be payable in accordance with the payment schedule applicable to them. Each severance payment and benefit is intended to constitute a separate payment for purposes of the Section 409A-related Treasury Regulations. References to Executive’s termination from employment will be deemed to refer to Executive’s “separation from service” as defined in Section 409A. Notwithstanding any contrary provision of this Amended and Restated Employment Agreement, in no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A and/or any other tax rule or regulation. Executive and the Company agree to work together in good faith to consider amendments to this Amended and Restated Employment Agreement and to take such reasonable actions that are necessary, appropriate or desirable to help avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. For purposes of this Amended and Restated Employment Agreement, “Section 409A” means Section 409A of the Code, any final regulations and guidance under that statute, and any applicable state law equivalent, as each may be amended or promulgated from time to time.
6.2Limitation on Payments. In the event that the severance and other benefits provided for in this Amended and Restated Employment Agreement or otherwise payable to Executive (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) but for this Section 6.2, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 3 or other benefits shall be either:
(i) delivered in full, or
(ii)delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits and other benefits may be taxable under Section 4999 of the Code.
In the event of a reduction in accordance with Section 6.2(ii), the reduction will occur, with respect to such severance and other benefits considered “parachute payments” within the meaning of Section 280G of the Code, in the following order: (i) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Section 280G of the Code), (iii) cancellation of accelerated vesting of equity-based compensation awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted awards will be cancelled first); and (iv) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced. If two or more equity-based compensation awards are granted on the same date, each award will be reduced on a prorated basis. In no event shall Executive have any discretion with respect to the ordering of payment reductions.
Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6.2 shall be made in writing by a nationally recognized accounting or valuation firm selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 6.2, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6.2. The Company shall bear all costs for payment of the Accountants’ services in connection with any calculations contemplated by this Section 6.2.
6.3Notices. All notices, demands and requests required by this Amended and Restated Employment Agreement shall be in writing and shall be deemed to have been given or made for all purposes (i) upon personal delivery, (ii) one day after being sent, when sent by professional overnight courier service, (iii) five days after posting when sent by registered or certified mail, or (iv) on the date of transmission when sent by telegraph, telegram, telex, or other form of “hard copy” transmission, to either party hereto at the address set forth below or at such other address as either party may designate by notice pursuant to this Section 6.3.
If to the Company, to:
Pamela Tondreau
Executive Vice President, Chief Legal and Human Resources Officer
198 Champion Court
San Jose, CA 95134
If to Executive, to Executive’s home address on file with the Company.

6.4Assignment. This Amended and Restated Employment Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that Executive may not assign, transfer or delegate his rights or obligations hereunder and any attempt to do so shall be void.
6.5Deductions. All amounts paid to Executive hereunder are subject to all withholdings and deductions required by law, as authorized under this Amended and Restated Employment Agreement, and as authorized from time to time.
6.6Entire Agreement. This Amended and Restated Employment Agreement contains the entire agreement of the parties with respect to the subject matter hereof It supersedes all other representations, understandings, undertakings, or agreements (whether written or oral), in their entirety, including (but not limited to) the Offer Letter and the Change of Control Severance Agreement dated May 26, 2016 (which previously was superseded and replaced by the Offer Letter).
6.7Amendment. This Amended and Restated Employment Agreement may be modified or amended only by a written agreement signed by the Board (or an officer authorized by the Board to act in this matter) and Executive.
6.8Waivers. No waiver of any term or provision of this Amended and Restated Employment Agreement will be valid unless such waiver is in writing signed by the party against whom enforcement of the waiver is sought. The waiver of any term or provision of this Amended and Restated Employment Agreement shall not apply to any subsequent breach of this Amended and Restated Employment Agreement.
6.9Counterparts. This Amended and Restated Employment Agreement may be executed in several counterparts, each of which shall be deemed an original, but together they shall constitute one and the same instrument.
6.10Severability. The provisions of this Amended and Restated Employment Agreement shall be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Amended and Restated Employment Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Amended and Restated Employment Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.
6.11Governing Law. This employment agreement and the rights and obligations of the Company and Executive hereunder shall be determined under, governed by and construed in accordance with the laws of the State of California.
6.12Arbitration. Executive understands and agrees that, as a condition of his employment with the Company, any and all disputes that Executive may have with the Company, or any of its employees, officers, directors, agents or assigns, which arise out of Executive’s employment or investment or compensation shall be resolved through final and binding arbitration, as specified in this Amended and Restated Employment Agreement. This shall include, without limitation, any controversy, claim or dispute of any kind, including disputes relating to any employment by the Company or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, infliction of emotional distress, defamation and any claims of discrimination, harassment or other claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Securities Act, or any other federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of Executive’s employment with the Company or its termination. The only claims not covered by this Amended and Restated Employment Agreement are claims for benefits under the unemployment insurance or workers’ compensation laws, or other claims that cannot by law be submitted to arbitration. Any disputes and/or claims covered by this Amended and Restated Employment Agreement shall be submitted to final and binding arbitration to be conducted in Santa Clara County, California, in accordance with the rules of Judicial Arbitration and Mediation Services (JAMS), which are available at http://www.jamsadr.com/rules-employment-arbitration/ and from Human Resources. Executive agrees that the arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure (the “CCP Act”) and the California Evidence Code, and that the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict-of-law. To the extent that the JAMS rules conflict with California law, California law shall take precedence. Executive understands that Executive may bring a proceeding as a Private Attorney General, as permitted by law. The Federal Arbitration Act governs this agreement and shall continue to apply with full force and effect, notwithstanding the application of procedural rules set forth in the CCP Act and California law. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, and motions to dismiss and demurrers, applying the standards set forth under the CCP Act. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies available under applicable law, and that the arbitrator shall award attorneys’ fees and costs to the prevailing party, where provided by applicable law. Executive agrees that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. Executive understands that the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that Executive shall pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fees as Executive would have instead paid had Executive filed a complaint in a court of law. Executive acknowledges and agrees that Executive is executing this Amended and Restated Employment Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Amended and Restated Employment Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences, and binding effect of this agreement and fully understand it. The arbitration shall be instead of any civil litigation; this means that Executive and the Company are waiving any right to a jury trial, and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. Finally, Executive agrees that he has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the date first above written.

CYPRESS SEMICONDUCTOR CORPORATION
By:     /s/ Pamela Tondreau
Name:      Pamela Tondreau
Title:      Chief Legal Officer

EXECUTIVE
/s/ Hassane El-Khoury
Hassane El-Khoury

EXHIBIT A
SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016
“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual-(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”